SECURITIES PURCHASE AND EXCHANGE AGREEMENT

          THIS SECURITIES PURCHASE AND EXCHANGE AGREEMENT ("Agreement") is made as of the 31st day of January, 1996 by and among Nestor, Inc., a Delaware corporation (the "Company"), Wand/Nestor Investments L.P., a Delaware limited partnership ("Wand I"), Wand/Nestor Investments II L.P., a Delaware limited partnership, and Wand/Nestor Investments III L.P., a Delaware limited partnership ("Wand III"). Wand I, Wand II and Wand III are referred to herein collectively as the "Purchasers."

                            RECITALS

          A. Wand I and Wand II are each currently owners of the following securities of the Company: (1) common stock, par value $.01 per share ("Company Common Stock"); (2) Series C Convertible Preferred Stock, par value $1.00 per shares ("Series C Preferred Stock"); (3) Series D Convertible Preferred Stock, par value $1.00 per share ("Series D Preferred Stock"); (4) certain common stock purchase warrants to purchase shares of Company Common Stock at various exercise prices (the "Old Warrants").

          B. Certain of the Company securities currently held by Wand I will be transferred to Wand III, as follows:

          (1)  74,151 shares of Company Common Stock (the "Wand
III Company Common Stock");

          (2)  1,444 shares of Series C Preferred Stock (the
"Wand III Series C Preferred Stock");

          (3)  8,322 shares of Series D Preferred Stock (the
"Wand III Series D Preferred Stock");

          (4)  Warrants to acquire 4,161 shares of Company Common
Stock at an exercise price of $2.00 per share (the "$2.00
Warrants");

          (5)  Warrants to acquire 416,115 shares of Company
Common Stock at an exercise price of $.65 per share (the "$.65
Warrants"); and

          (6)  Warrants to acquire 291,281 shares of Company
Common Stock at $1.00 per share (the "$1.00 Warrant").

          C. the Company desires to sell to Wand I and Wand II, and Wand I and Wand II desires to purchase from the Company, in the aggregate, (1) 599 shares of a new class of convertible preferred stock of the Company, par value $1.00 per share (the "Series F Preferred Stock") having the terms set forth in the Company's Certificate of Designation of the Terms of the Series F Preferred Stock in the form set forth as Exhibit I, and (2) Warrants to purchase up to an aggregate of 173,710 shares of Company Common Stock in the form set forth as Exhibit II (the "Regular Warrants");

          D. The Company desires to sell to Wand III, and Wand III desires to purchase from the Company, (1) 401 shares of a new class of convertible preferred stock of the Company, par value $1.00 per share (the "Series G Preferred Stock") having the terms set forth in the Company's Designation of the Terms of the Series G Preferred Stock set forth as Exhibit III and (2) warrants to purchase up to an aggregate of 116,290 shares of Company Common Stock in the form set forth as Exhibit IV (the "Restricted Warrants").

          E. In order to facilitate this purchase and sale of the Company securities to the Purchasers, the Company and the Purchasers have agreed that (1) the 1,776 Series C Preferred Stock owned by Wand I (excluding the 1,444 shares of such stock to be transferred to Wand III) and the 250 shares of Series C Preferred Stock owned by Wand II shall be exchanged for an aggregate of 2,026 shares of a new class of convertible preferred stock of the Company, par value $1.00 per share (the "Series H Preferred Stock") having the terms set forth in the Company's Certificate of Designation of Terms of the Series H Preferred Stock set forth as Exhibit V, (2) the 1,444 shares of Series C Preferred Stock transferred to Wand III shall be exchanged for an aggregate of 1,444 shares of a new class of convertible preferred stock of the Company, par value $1.00 per share (the "Series E Preferred Stock") having the terms set forth in the Company's Certificate of Designation of terms of the Series E Preferred Stock set forth as Exhibit VI, and (3) the $1.00 Warrants and the $.65 Warrants shall be exchanged for revised Warrants having the terms set forth in Exhibits VII (the "Revised $1.00 Warrants") and VIII (the "Revised $.65 Warrants"), respectively. The Revised $1.00 Warrants and the Revised $.65 Warrants are herein referred to in the aggregate as the "Revised Warrants."

          F. Concurrently herewith the parties are entering into the Amended and Restated Registration Agreement, dated as of January 31, 1996, in the form set forth as Exhibit IX (the
"Registration Rights Agreement").

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:


1.   SALE AND PURCHASE OF COMPANY SECURITIES; OTHER TRANSACTIONS.

          (a) The Company has authorized the issuance and sale to Wand I and Wand II, in the respective amounts set forth on
Schedule I, (i) 599 shares (the "Series F Preferred Shares") of the Series F Preferred Stock and (ii) the Regular Warrants. Subject to the terms and conditions herein set forth, the Company will issue and sell to Wand I and Wand II, and Wand I and Wand II will purchase from the Company, at the Closing ( as defined below) the Series F Preferred Shares and the Regular Warrants in the respective amounts set forth on Schedule I. The aggregate purchase price for the Series F Preferred Shares and Regular Warrant shall be $599,000 in cash (the "Series F Purchase Price").

          (b) The Company has authorized the issuance and sale to Wand III as set forth on Schedule I (i) 401 shares (the "Series G Preferred Shares") of the Series G Preferred Stock and
(ii) the Restricted Warrants. Subject to the terms and conditions herein set forth, including the receipt of all requisite regulatory approvals, the Company will issue and sell to Wand III, and Wand III will purchase from the Company, at the Closing (as defined below) the Series G Preferred Shares and the Restricted Warrants in the amount set forth on Schedule I. The purchase price for the Series G Preferred Shares and the Restricted Warrants shall be $401,000 in cash (the "Series G Purchase Price").

          (c) The Company has authorized the issuance to Wand III of 1,444 shares (the "Series E Preferred Shares") in exchange for 1,444 shares of Series C Preferred Stock (the "Wand III Series C Preferred Shares"). The Wand III Series C Preferred Shares shall be canceled and retired.

          (d) The Company has authorized the issuance to Wand III of the Revised $1.00 Warrant in exchange for the $1.00 Warrant and the Revised $.65 Warrant in exchange for the $.65 Warrant. The $1.00 Warrant and the $.65 Warrant shall be canceled and retired.

          (e) The Company has authorized the issuance to Wand I and Wand II in the respective amounts set forth on Schedule I, of an aggregate of 2,026 shares (the "Series H Preferred Shares") in exchange for an aggregate of 2,026 shares of Series C Preferred Stock (the "Wand I and Wand II Series C Preferred Shares"). The Wand I and Wand II Series C Preferred Shares shall be canceled and retired.

          (f) The Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares, and the Series H Preferred Shares are referred to herein in the aggregate as the "Preferred Shares" and the Regular Warrants and the Restricted Warrants are referred to herein in the aggregate as the "New Warrants."


2.  CLOSING.

          (a) Subject to the applicable provisions of Sections 7, 8, and 9 hereof, the closing of (i) the sale of the Series F Preferred Shares, the Series G Preferred Shares, the Regular Warrants and the Restricted Warrants, (ii) the exchange of the Series C Preferred Stock for the Series E Preferred Shares and the Series H Preferred Shares, and (iii) the exchange of the $.65 Warrants and the $1.00 Warrants for the Revised Warrants (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, as soon as practicable following the satisfaction or waiver of the applicable conditions set forth in Sections 7, 8 and 9 hereof.

          (b) At the Closing, (i) the Company shall deliver to the Purchasers certificates evidencing the respective number of Series F Preferred Shares, Series G Preferred Shares, Regular Warrants and Restricted Warrants to be purchased by the Purchasers, (ii) the Purchasers shall deliver to the Company the Series F Purchase Price and the Series G Purchase Price by wire transfer of immediately available funds to an account designated by the Company, and (iii) the parties shall make such other deliveries as are contemplated hereby.

          (c) In addition, at the Closing (i) the Company shall deliver to the Purchaser certificates evidencing the respective number of Series E Preferred Shares, Series H Preferred Shares and Revised Warrants to be acquired by the Purchasers, (ii) the Purchasers shall deliver to the Company for cancellation the Wand I and Wand II Series C Preferred Shares, the Wand III Series C Preferred Shares, the $1.00 Warrants and the $.65 Warrants, and
(iii) the parties shall make such other deliveries as are contemplated hereby.

          (d) The Closing of the purchase and sale of the Company securities contemplated by this Agreement and the Closing of the exchange of Company securities contemplated by this Agreement may take place at different times if the parties mutually agree.


3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company hereby represents and warrants to the Purchasers as follows:

          (a) Organization, Standing and Power of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
The Company has all requisite power and authority to own, lease and operate its properties, assets and business and to conduct its business as now being conducted and is duly qualified to do business as a foreign corporation in good standing in those jurisdictions, other than the state of its incorporation, in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any failures so to qualify which would not have, individually or in the aggregate, a material adverse effect on the business, condition or results of operations of the Company (a "Company Material Adverse Effect").

          (b) Authority; Enforceability; No Conflict. The Company has all requisite corporate power and authority to enter into this Agreement, the Registration Rights Agreement, the New Warrants and the Revised Warrants (such agreements other than this Agreement are collectively referred to hereafter as the "Related Agreements") to issue and sell the Preferred Shares, the New Warrants and the Revised Warrants and to carry out its obligations hereunder and under the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements by the Company and the issuance and sale of the Preferred Shares, the New Warrants and the Revised Warrants by the Company have been duly and validly authorized by all requisite corporate proceedings on the part of the Company. This Agreement is, and the Related Agreements when executed and delivered by the Company will be, and when issued and sold each of the New Warrants and the Revised Warrants will be, a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Subject to the receipt of the consents or approvals set forth in
Section 3(b) of the disclosure schedule delivered by the Company to the Purchasers concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), the execution and delivery of this Agreement and each Related Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, the issuance and sale of the Preferred Shares, the New Warrants and the Revised Warrants will not, and the performance by the Company of its obligations under the terms of the Preferred Shares, the New Warrants and the Revised Warrants will not, result in or constitute: (i) a default, breach or violation of or under the Certificate of Incorporation or the By-laws of the Company, or
(ii) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Company is a party or by which any of their properties or assets are bound, except for any defaults, breaches or violations which would not have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority by which the Company or any of its properties or assets are bound, except for any violations which would not have, individually or in the aggregate, a Company Material Adverse Effect, or (iv) an event which (with notice or lapse of time or both) would permit any person to terminate, accelerate the performance required by, or accelerate the maturity of, any indebtedness or obligation of the Company under any agreement or commitment to which the Company is a party or by which the Company is bound or by which any of its properties or assets are bound, except for any accelerations or terminations which would not have, individually or in the aggregate, a Company Material Adverse Effect, or (v) the creation or imposition of any lien, charge or encumbrance on any property of the Company under any agreement or commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, except for any liens, charges or encumbrances which would not have, individually or in the aggregate, a Company Material Adverse Effect, or (vi) an event which would require any consent under any agreement to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, except for any consents which, if not received, would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) Capitalization. The authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock, par value $.01 per share, of which 7,844,908 shares (excluding shares held in treasury) are outstanding and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which (i) 452,064 shares of Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), of which 452,064 shares are outstanding; (ii) 2,380,000 shares of Series B Preferred Stock, par value $1.00 per share, of which 2,380,000 shares are outstanding; (iii) 3,500 shares of Series C Preferred Stock, par value $1.00 per share, of which 3,470 shares are outstanding; (iv) 210,549 shares of Series D Preferred Stock, par value $1.00 per share, (the "Series D Preferred Stock"), of which 210,549 shares are outstanding; (v) 1,444 shares of Series E Preferred Stock, of which no shares are outstanding; (vi) 599 shares of Series F Preferred Stock, of which no shares are outstanding; (vii) 401 shares of Series G Preferred Stock, of which no shares are outstanding; and (viii) 2,026 shares of Series H Preferred Stock, of which no shares are outstanding.
All of the outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Immediately following the Closing, (i) 7,844,908 shares of Common Stock will be outstanding; (ii) 452,064 shares of Series A Preferred Stock will be outstanding; (iii) 2,380,000 shares of Series B Preferred Stock will be outstanding; (iv) no shares of Series C Preferred Stock will be outstanding; (v) 210,549 shares of Series D Preferred Stock will be outstanding; (vi) 1,444 shares of Series E Preferred Stock will be outstanding; (vii) 599 shares of Series F Preferred Stock will be outstanding; (viii) 401 shares of Series G Preferred Stock will be outstanding, and (ix) 2,026 shares of Series H Stock will be outstanding. Except for the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and except as set forth in Section 3(c) of the Disclosure Schedule, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of the Company or any convertible securities, rights or options of the type described in the preceding sentence. The Company is not a party to, and does not have knowledge of, any agreement expressly restricting the transfer of any shares of the capital stock of the Company.

          (d) No Subsidiaries or Other Ventures. The Company has no subsidiaries. Except as set forth in Section 3(d)(i) of the Disclosure Schedule, the Company does not own, directly or indirectly, any interest in any corporation, partnership, joint venture, association or other entity.

          (e) Status of Shares. The Preferred Shares to be issued at the Closing have been duly authorized by all necessary corporate action on the part of the Company. When issued and paid for as provided in this Agreement, the Preferred Shares will be validly issued and outstanding, fully paid and nonassessable, and the issuance of such Preferred Shares is not and will not be subject to preemptive rights of any other stockholder of the Company. The shares of Common Stock to be issued upon conversion of the Preferred Shares and upon exercise of the New Warrants and the Revised Warrants have been duly authorized by all necessary corporate action on the part of the Company and, as of the Closing, will be duly reserved for issuance. When the shares of Common Stock are issued upon conversion of the Preferred Shares and upon exercise of the New Warrants and the Revised Warrants, such shares will be validly issued and outstanding, fully paid and nonassessable and the issuance of such shares will not be subject to preemptive rights of any other stockholder of the Company.

          (f) Financial Statements. (1) The Company has heretofore delivered or made available to the Purchaser the audited consolidated balance sheets at June 30, 1995, 1994 and 1993 of the Company and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, including the related notes and auditor's report thereon (the "Financial Statements"). The Financial Statements (i) present fairly the consolidated financial condition of the Company at the dates thereof and present fairly its consolidated results of operations and cash flows for the years then ended and
(ii) have been prepared in conformity with generally accepted accounting principles ("GAAP") applied consistently with respect to the immediately preceding fiscal year period except as set forth in the notes to the Financial Statements or in the auditor's report thereon.

          (2) The Company has heretofore delivered or made available to the Purchaser the unaudited consolidated balance sheet at September 30, 1995 of the Company (the "September Balance Sheet") and the related consolidated statements of income and cash flows for the three months then ended (such September Balance Sheet and related consolidated statements, collectively, the "September Financial Statements"), each of which (i) presents fairly, in all material respects, the consolidated financial condition of the Company at September 30, 1995, and presents fairly its consolidated results of operations and cash flows for the nine months then ended and (ii) has been prepared in compliance with all of the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and the applicable rules and regulations thereunder.

          (g) SEC Reports. The Company has filed all reports, statements, forms and documents with the Securities Exchange Commission ("SEC") that it was required to file since December 31, 1990 (the "SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. As of their respective dates, each such report, statement, form or document, including without limitation any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h) Liabilities. As of the date hereof, except (i) as set forth on the September Balance Sheet, (ii) as set forth in
Section 3(h) of the Disclosure Schedule or (iii) for liabilities or obligations which were incurred after September 30, 1995 in the ordinary course of business and consistent with past practices, the Company has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a consolidated balance sheet of the Company (including the notes thereto) in conformity with GAAP.

          (i) Indebtedness of the Company. Section 3(i) of the Disclosure Schedule sets forth all outstanding secured and unsecured Indebtedness (as defined hereinafter) of the Company in excess of $50,000 in any individual case, or for which the Company has commitments, on the date of this Agreement. The Company is not in default with respect to any such Indebtedness. "Indebtedness" means at any time, (i) all indebtedness for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations and other liabilities under letters of credit, (iv) all obligations to pay the deferred purchase price of property or services, other than normal trade creditors in the ordinary course, (v) all obligations in respect of capitalized leases, (vi) all guarantees and contractual obligations of the Company, contingent or otherwise, with respect to any indebtedness or obligation of another, and (vii) all obligations of the Company secured by any mortgage, pledge, lien, security interest or other encumbrance on any asset or property of the Company, whether or not such obligation has been assumed.

          (j) Title to Properties; Liens. The Company does not own any real property. Section 3(j) of the Disclosure Schedule correctly describes all real property leased by the Company, together with a description of the lease payment obligations and lease termination provisions relating thereto. The Company enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its properties and assets, and all such leases are valid and subsisting and are in full force and effect.

          (k) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against the Company which questions the validity of this Agreement or the Related Agreements or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company or any of its properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company.

          (l) Compliance with Law. The business of the Company has been and is presently being conducted so as to comply with all applicable federal, state, and local governmental laws, rules, regulations and ordinances. The Company has all material franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, and the Company is in compliance therewith except for any non-compliances which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (m) No Violations. The Company is not in violation of or default under (i) any term of its Certificate of Incorporation or By-Laws, (ii) any of its contracts or agreements or under any instrument by which the Company is bound, or (iii) any outstanding indenture or other debt instrument or with respect to the payment of principal of or interest on any outstanding obligations for borrowed money.

          (n)  Taxes.

               (i) The Company has duly and timely filed, or caused to be filed, and will duly and timely file, or cause to file, with the appropriate taxing authority all Tax Returns (as defined below) required to be filed on or before the date hereof by or with respect to the Company and such Tax Returns were or will be true, correct and complete in all material respects when filed.

               (ii) The Company has paid or caused to be paid in full or has made adequate provision for on its balance sheet all material Taxes (as defined below) shown to be due on such Tax Returns. There are no liens for Taxes upon the assets of either the Company except for statutory Liens for current Taxes not yet due.

               (iii)  None of the Tax Returns filed by or on
behalf of the Company has been examined by the appropriate taxing authorities.

               (iv) Except as set forth in Schedule 3(n)(iv) hereto, the Company has not received any notice of deficiency or assessment from any taxing authority with respect to liabilities or obligations for Taxes with respect to the Company which has not been fully paid or finally settled, and any such deficiency or assessment shown in Schedule 3(n)(iv) hereto is being contested in good faith through appropriate proceedings. The Company has not given any outstanding waivers or comparable consents extending the application of the statute of limitations with respect to any Taxes or Tax Returns with respect to the Company.

               (v) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of payroll and employment taxes and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material payroll and employment taxes required to be so withheld and paid over.

               (vi) No audit or other administrative proceeding or court proceeding which is material to the financial condition of Company is presently pending with regard to any Taxes or Tax
Returns.

               (vii) The amount and character of the tax loss carryforwards as set forth in the Company's financial statements for the year ending June 30, 1995 are materially accurate and, to the Company's best knowledge, are not subject to any "Section 382 limitation" under Section 382 of the Code, and any regulations promulgated thereunder. To the Company's best knowledge, at the Closing Date, the issuance of the Preferred Shares, the Warrants and the Fee Warrants in accordance with the terms of this Agreement and the Related Agreements will not result in an "ownership change" under Section 382 of the Code, and any regulations promulgated thereunder. As of the Closing Date, the Company shall not have any plan or intention to take any action after the Closing Date, which to its best knowledge would result in an "ownership change" under Section 382 of the Code and any regulations promulgated thereunder.

               (viii) For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other like assessments (and all related interest, additions to tax and penalties), including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign taxing authority, whether computed on a unitary, combined or any other basis and "Tax Return" shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Company.

          (o) ERISA. Section 3(o) of the Disclosure Schedule contains a true and complete list of each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, severance or termination pay, stock option or stock purchase, incentive pay or other plan, program or arrangement covering present or former employees of the Company which is maintained or contributed to by the Company or any of its subsidiaries (the "Plans"). None of the Plans is subject to the provisions of Title IV of ERISA, and none of the Plans is a multiemployer Plan as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). The Company has not incurred (directly or indirectly) any liability to the Pension Benefit Guaranty Corporation or with respect to a Multiemployer Plan. None of the Plans is subject to the minimum funding standards set forth in Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Company or any of its officers or employees has engaged in a "prohibited transaction" as defined in
Section 406 of ERISA or Section 4975 of the Code with respect to any Plan which would subject any of such parties to a civil penalty under Section 502(i) of ERISA or an excise tax under
Section 4975 of the Code. Each of the Plans has been operated in all material respects in accordance with applicable law, including ERISA and the Code. None of the Plans is an employee welfare plan, as defined in Section 3(1) of ERISA, which provides health or life insurance benefits to employees of the Company following their retirement (other than coverage mandated by applicable law). Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified.

          (p) Absence of Specified Changes. Except as set forth in Section 3(p) of the Disclosure Schedule, during the period from June 30, 1995 to the date hereof, there has not been any:

               (1) material adverse change in the business, condition or results of operations of the Company;

               (2) transactions involving the Company except in the ordinary course of business;

               (3) change in accounting principles, methods or practices of the Company;

               (4) amendment to the Certificate of Incorporation or By-Laws of the Company; or

               (5) agreement or understanding to take any of the actions described above in this paragraph.

          (q) Certain Fees. No broker's, finder's or financial advisory fees or commissions will be payable by the Company with respect to the transactions contemplated by this Agreement and the Related Agreements.

          (r) Use of Proceeds. The Company will apply the proceeds from the sale of the Series F Preferred Shares, the Series G Preferred Shares and the New Warrants to general working capital purposes.

          (s)  Intellectual Property Rights.

               (i) The Company is the owner of or has rights to use (including the right to sue for past infringement) the intellectual and similar property of every kind and nature used at any time in or necessary for the conduct of its business, including without limitation, (A) Patents (meaning all United States and foreign patents and patent applications, patent disclosures and inventions, and all patents issued upon said patent applications or based upon said disclosures and inventions, including all reissues, divisions, continuations, continuations-in-part, substitutions, extensions or renewals of any of the foregoing), (B) Trademarks (meaning all United States, any political subdivision thereof, and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, designs and general intangibles of like nature, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office (the "PTO"), any State of the United States or any other country or jurisdiction or any political subdivision thereof, and all goodwill symbolized thereby and/or associated therewith and all extensions or renewals thereof,), (C) Copyrights (meaning all copyrights, United States and foreign copyright registrations, and applications to register copyrights), (D) inventions, formulae, processes, designs, know-how, show-how or other data or information, (E) confidential or proprietary technical and business information, processes and trade secrets, (F) computer software and databases (including all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements, enhancements, updated and accessions thereto), (G) all technical manuals and documentation made or used in connection with any of the foregoing, and (H) all licenses and rights with respect to the foregoing or property of like nature, in each case as any of the foregoing have been at any time used in or necessary for the conduct of the business of the Company (collectively, the "Intellectual Property Rights").

               (ii) Section 3(s)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all Copyrights, Patents, and Trademarks owned by or under obligation of assignment to the Company. Each owner identified thereon is listed in the records of the appropriate United States, State or foreign agency as the sole owner of record.

               (iii)  Section 3(s)(iii) of the Disclosure
Schedule sets forth a complete and accurate list of (a) all material agreements and (b) all other agreements entered into since January 1, 1990, in each case between the Company and any third party granting any right to use or practice any rights under any Intellectual Property Right (collectively, the "Intellectual Property Licenses"), except for single-user licenses granting the right to use on a single personal computer a single copy of application software incorporating any of the Company's Intellectual Property Rights.

               (iv) There is no restriction or limitation on the right of the Company to transfer any of the Intellectual Property
Rights.

               (v) No trade secret, formula, process, invention, design, know-how, show-how or any other confidential information relating to the Company's business has been disclosed or authorized to be disclosed to any third party unless any such third party has entered into, or is bound by, a confidentiality agreement that is sufficient to protect fully the Company's proprietary interest and right in and to such Intellectual Property Right.

               (vi) The use of the Intellectual Property Rights by the Company is not in conflict with the rights of others. There are no pending legal or governmental proceedings, including oppositions, interferences, proceedings or suits, relating to the Intellectual Property Rights, and, to the best knowledge of the Company, no such proceedings are threatened. To the best knowledge of the Company, the conduct of the business of the Company and the exercise of the Intellectual Property Rights does not infringe upon or otherwise violate, and the exercise of any rights granted to the Company under any Intellectual Property License would not infringe upon or violate any intellectual property rights of any third party. To the best knowledge of the Company, except as set forth in Section 3(s)(vi), no person is infringing upon or otherwise violating any of the Intellectual Property Rights. None of the Company or its affiliates has received notice of any claims, and there are no pending claims, of any persons relating to the scope, ownership or use of any of the Intellectual Property Rights.

               (vii) Each copyright registration, patent, and registered trademark and application therefor listed in Section 3(s)(ii) of the Disclosure Schedule is valid, subsisting and in proper form, and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. There have been no failures in complying with such requirements. No such Copyright, Patent or Trademark has lapsed and there has been no cancellation or abandonment thereof.

               (viii) With respect to each patent and patent application listed in Section 3(s) of the Disclosure Schedule, there are no defects of form in the preparation or filing of the applications thereof. Each pending application is being diligently prosecuted. During the prosecution of each Patent,
(A) all pertinent prior art references known to the Company or its counsel was properly disclosed to the PTO, and (B) neither such counsel nor the Company made any misrepresentation to, or concealed any material fact from, the PTO.

               (ix) The execution and delivery of this Agreement and the Related Agreements and the taking of the actions contemplated hereby and thereby will not alter any of the rights of the Company in or to the Intellectual Property Rights.

          (t) Environmental Matters. The Company is in compliance with the provisions of all federal, state and local laws relating to pollution or protection of the environment applicable to it or to real property leased by it or to the use, operation or occupancy thereof, except for violations or liabilities which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. The Company has not engaged in any activity in violation of any provision of any federal, state or local law relating to pollution or protection of the environment, which violation could reasonably be expected to have a Company Material Adverse Effect. The Company has no liability, absolute or contingent, under any federal, state or local law relating to pollution or protection of the environment, except for liabilities which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

          (u)  Registration Rights.  Except as set forth in
Section 3(u) of the Disclosure Schedule, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities.

          (v) Agreements. Section 3(v) of the Disclosure Schedule contains a list of each agreement or instrument (including any and all amendments thereto) to which the Company is a party as of the date hereof and which is or, immediately following the consummation of the transactions contemplated by this Agreement, will be, material to the business, condition or results of operations of the Company. Each such agreement or instrument (including any and all amendments thereto) is in full force and effect and constitutes a legal, valid and binding obligation of (i) the Company and (ii) to the best knowledge of the Company, the other respective parties thereto, and, to the best knowledge of the Company, no person is in default or breach of (with or without the giving of notice or the passage of time) any such agreement or instrument.

          (w) Availability of Documents. Section 3(w) of the Disclosure Schedule contains a true, correct and complete copy of the Company's Certificate of Incorporation, together with all amendments thereto. The Company has also heretofore provided or made available to the Purchaser an accurate copy of its by-laws and has heretofore made available for inspection by the Purchaser all written agreements, arrangements, commitments and documents referred to herein or in the Disclosure Schedule, in each case, together with all amendments and supplements thereto. The Company has heretofore made available for inspection by the Purchaser its corporate minute books. Such corporate minute books contain the minutes of all the meetings of stockholders, board of directors and any committees thereof which have been held since the Company's date of incorporation and all written consents to action executed in lieu thereof.

          (x) Business Relations. To the knowledge of the Company, no client, customer or supplier will cease to do business with the Company due to the consummation of the transactions contemplated by this Agreement or the Related
Agreements.

          (y) Interest in Competitors, Suppliers, Customers, etc. Except as set forth on Section 3(y) of the Disclosure Schedule or with respect to the ownership of less than 1% of the outstanding publicly traded securities of an entity, neither the Company nor its officers, directors, or affiliates have any ownership interest in any competitor, supplier, customer or franchisee of the Company.

          (z) Private Offering. Assuming the accuracy of the Purchaser's representations set forth in Section 4(c) herein, the offer and sale of the Shares hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company nor any person acting on behalf of it has taken or will take any action which would subject the offering and issuance of any of such securities to the provisions of Section 5 of the Securities Act or to the provisions of any securities law, rule or regulation of any applicable jurisdiction.

          (aa) Disclosure. No representation or warranty to Purchaser contained in this Agreement and no statement contained in the Disclosure Schedule or any Officer's Certificate of the Company furnished pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.


4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

          Each Purchaser represents and warrants, severally and not jointly, to the Company as follows:

          (a)  Organization and Standing of the Purchasers.  The
Purchaser is a partnership duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization.

          (b) Authority; Enforceability; No Conflict. The Purchaser has all requisite power and authority (corporate or otherwise) to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser have been duly and validly authorized by all requisite partnership proceedings on the part of the Purchaser. This Agreement is a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by the Purchaser do not, and consummation by the Purchaser of the transactions contemplated hereby will not, result in or constitute (i) a default, breach or violation of or under the organizational documents of the Purchaser, or (ii) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Purchaser is a party or by which any of its properties or assets are bound, except for any defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby, or (iii) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority, except for any violations which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby.

          (c) Acquisition for Investment. The Purchaser is either an "accredited investor," as that term is defined in 230.501(a) of the rules and regulations promulgated by the SEC under the 1933 Act or a person described in 230.506(b)(ii) of such rules and regulations. The Purchaser is acquiring the Preferred Shares, the New Warrants and, in the case of Wand III, the Revised Warrants solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and has no present intention or plan to effect any distribution of such Preferred Shares, the New Warrants or Revised Warrants. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Preferred Shares and Warrants. The Preferred Shares and Warrants may bear a legend to the following effect:

               "THE SECURITIES REPRESENTED BY THIS
          CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
          THE SECURITIES ACT OF 1933, AS AMENDED, OR
          THE SECURITIES LAWS OF ANY STATE IN RELIANCE
          ON CERTAIN EXEMPTIONS FROM REGISTRATION
          THEREUNDER.  THE SALE, PLEDGE, HYPOTHECATION
          OR OTHER TRANSFER OF SUCH SECURITIES IS
          SUBJECT TO COMPLIANCE WITH APPLICABLE
          SECURITIES LAWS AND REGULATIONS AND CERTAIN
          RESTRICTIONS AND CONDITIONS CONTAINED IN A
          CERTAIN SECURITIES PURCHASE AND EXCHANGE
          AGREEMENT AND RELATED AGREEMENTS DATED AS OF
          JANUARY 31, 1996. THE HOLDER OF THIS
          CERTIFICATE BY ACCEPTANCE HEREOF AGREES TO BE
          BOUND BY SUCH RESTRICTIONS AND CONDITIONS. A
          COPY OF THE SECURITIES PURCHASE AND EXCHANGE
          AGREEMENT IS ON FILE WITH THE SECRETARY OF
          THE COMPANY."


5.  CONDUCT OF BUSINESS OF THE COMPANY.

          Except as expressly contemplated by this Agreement or the Related Agreements, during the period from the date hereof through the Closing, the Company will conduct its operations according to its ordinary course of business and consistent with past practice, and the Company will use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or the Related Agreements or as set forth in Section 5 of the Disclosure Schedule, prior to the Closing, the Company will not, without the prior written consent of the Purchaser:

          (a)  amend its Certificate of Incorporation or By-Laws;

          (b) (i) except in accordance with the existing terms of the convertible securities, warrants, options and other agreements disclosed on Section 3(c) of the Disclosure Schedule, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of any class, or (ii) amend in any respect any of the terms of any such securities outstanding as of the date hereof, except to the extent required by the express terms on the date hereof of such securities;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock (except for dividends on the existing preferred stock in accordance with its terms), or redeem, retire, repurchase or otherwise acquire, directly or indirectly, any of its securities or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing any such liquidation;

          (d) incur any additional Indebtedness, except for short-term borrowings or other Indebtedness incurred in the ordinary course of business, or mortgage or pledge any of its assets, tangible or intangible;

          (e) acquire, sell, lease or dispose of any assets outside the ordinary course of business;

          (f) make any change in any of the accounting principles or practices, methods or practices or business policies used by it;

          (g) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

          (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or, in accordance with their terms, of liabilities reflected or reserved against in the September Balance Sheet (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

          (i) increase the compensation payable to the officers and employees of the Company, except for increases in salary or wages (a) in accordance with past practice or (b) in conjunction with promotions or other changes in job status in the ordinary course of business;

          (j) pay, loan or advance any amounts to, transfer or lease any properties or assets to or enter into any contract or agreement with any officers, directors, employees or shareholders of the Company, except with respect to directors' fees and compensation to officers and employees at rates in accordance with past practice, and except with respect to reimbursable business expenses of a nature and in amounts reasonably related to the requirements of the business of the Company;

          (k) waive or release any rights of material value or terminate or fail to renew any material contract; or

          (l) take, or agree in writing or otherwise to take, directly or indirectly, any of the actions described in Sections
5(a) through 5(k).


6.  ADDITIONAL AGREEMENTS.

          (a) Access to Information; Confidentiality. From the date hereof to the Closing, the Company shall afford the officers, employees and agents of the Purchasers access during normal business hours to the Company's officers, employees, agents, properties, offices and all books and records of the Company, and shall furnish the Purchasers with all financial, operating and other data and information concerning the Company as the Purchaser, through its officers, employees or agents, may request and shall cooperate fully with the Purchasers and their representatives in their examination of the Company.

          Each Purchaser will, and will cause its respective affiliates, partners, directors, officers, employees, agents, representatives and financial advisors (collectively, "Representatives") to, hold in strict confidence all Confidential Information (as hereinafter defined), and not disclose the same to any person without the prior consent of the Company, unless compelled to disclose any such Confidential Information by judicial or administrative process or, in the written opinion of their counsel, by other requirements of law. Prior to disclosing any Confidential Information to any such person, the Purchasers will inform such person and its representatives of the confidential nature thereof and will obtain from such person its agreement to be bound by the provisions of this paragraph as if references herein to the Purchaser were references to such person. If this Agreement is terminated, each Purchaser will promptly return to the Company or destroy all documents (including all copies thereof) furnished by the Company and received by such Purchaser or any of its Representatives containing such Confidential Information. For purposes hereof, "Confidential Information" shall mean all confidential nonpublic information concerning the Company that the Purchaser obtains from the Company, or its representatives, excluding any such information that subsequently becomes publicly available (other than directly or indirectly through acts of the Purchaser.)

          (b) Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements as promptly as practicable. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and the Related Agreements, the proper officers and directors of each party hereto shall take all such necessary action.

          (c) Public Announcements. The Purchasers and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and the Related Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law. Except as may be required by applicable law, the Company shall not disclose the identify of any Purchaser in any such press release or other public statement without the prior written consent of such Purchaser.

          (d) Supplements to Disclosure Schedule. Prior to the Closing, the Company will supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchasers specifically agrees thereto in writing.

          (e) Directors. For so long as the Purchasers shall own, in the aggregate, Common Stock (or Preferred Shares convertible into Common Stock) equal to or exceeding five percent of the then outstanding Common Stock of the Company, the Purchaser shall be entitled to propose two candidates (the "Purchaser Designees") for election to the Board of Directors of the Company. Subject to its fiduciary duties to shareholders, the Company will recommend to its shareholders that the Purchaser Designees be elected to the Company's Board of Directors.


7.   CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
     COMPANY TO SELL THE PREFERRED SHARES AND WARRANTS AND OF THE
PURCHASERS TO PURCHASE THE PREFERRED SHARES AND WARRANTS.

          The respective obligations hereunder of the Company to issue and sell the Preferred Shares and Warrants and of the Purchasers to purchase the Preferred Shares and Warrants are subject to the satisfaction, at or before the Closing, of each of the following conditions set forth in paragraphs (a) through (c) below.

          (a)  Consents.  The consents and approvals set forth in
Section 3(b) of the Disclosure Schedule shall have been obtained.

          (b) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

          (c) Related Agreements. The Related Agreements shall have been executed and delivered by the parties thereto.


8.   CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
     COMPANY TO SELL THE PREFERRED SHARES AND WARRANTS.

          The obligation hereunder of the Company to sell the Preferred Shares and Warrants to the Purchasers is further subject to the satisfaction, at or before the Closing, of each of the following conditions set forth in paragraphs (a) and (b) below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

          (a) Accuracy of the Purchasers' Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date).

          (b) Performance by the Purchasers. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Closing.


9.   CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
     PURCHASERS TO PURCHASE THE PREFERRED SHARES AND
     WARRANTS.

          The obligation of the Purchasers hereunder to acquire and pay for the Preferred Shares and Warrants is subject to the satisfaction, at or before the Closing, of each of the following conditions set forth in paragraphs (a) through (e) below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchasers at any time in its sole discretion.

          (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date).

          (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

          (c) Legal Opinions. The Purchasers shall have received the opinion of Baer Marks & Upham, substantially in the form set forth in Exhibit IX hereto.

          (d) Compliance with Securities Laws. The offering and sale by the Company, at or prior to the Closing, of the Preferred Shares and Warrants shall have been made in compliance with all applicable requirements of federal and state securities laws and each Purchaser shall have received evidence thereof in form and substance reasonably satisfactory to it.

          (e) No Offerings. Neither the Company nor any of its subsidiaries shall have offered, placed or sold, or caused or agreed to be offered, placed or sold, any securities or other obligations other than as part of the contemplated sale of the Preferred Shares and Warrants and the capital structure as reflected herein.

          (f) Regulatory Approvals. All regulatory approvals shall have been obtained by the Purchasers.


10.  TERMINATION.

          (a) Right To Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:
               (i) at any time by mutual written consent of the Company and the Purchasers;

               (ii) by either the Company or the Purchaser if the Closing shall not have occurred by March 1, 1996; provided, however, that the right to terminate this Agreement under this
Section 10(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

               (iii) by either the Company or the Purchasers if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

          (b) Obligations to Cease. In the event that this Agreement shall be terminated pursuant to Section 10(a) hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except that (i) the provisions of the second paragraph of Section 6(a), Section 11, and Section 12(g) shall survive, and shall be and remain in full force and effect and
(ii) nothing herein will relieve any party from liability for any willful breach of this Agreement.


11.  INDEMNIFICATION.

          (a) General Indemnity. The Company agrees to indemnify and save harmless the Purchasers (and their respective directors, officers, partners, affiliates, representatives, advisors, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees, charges and disbursements) incurred by the Purchasers as a result of (i) any breach of the representations, warranties or covenants made by the Company herein or in the Related Agreements or (ii) any action, proceeding or claim commenced or threatened by a third party in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Each Purchaser agrees to indemnify and save harmless the Company (and its directors, officers, partners, affiliates, representatives, advisors, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees, charges and disbursements) incurred by the Company as a result of any breach of the representations, warranties or covenants made by such Purchaser herein or in the Related Agreements. No party shall be entitled to indemnification hereunder unless and until the aggregate amount of such party's indemnification claims exceeds $15,000 and then to the full extent of such claims.

          (b) Indemnification Procedure. Any party entitled to indemnification under this Section 11 (an "indemnified party") will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 11 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist in respect of such action, proceeding or claim, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. Anything in this Section 11 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Section 11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the indemnified party against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.


12.  MISCELLANEOUS.

          (a) Brokers. The Company and the Purchasers represent and warrant to each other that they have not taken any action which will result in any liability of the other to pay any broker's or finder's fee with respect to this Agreement or the transactions contemplated hereby.

          (b) Expenses. Each party hereto shall pay its own fees and expenses incurred in connection with this Agreement except that, if the closing of the purchase of the Series G Preferred Stock by the Wand III Partnership, as set forth on
Schedule 1 attached hereto, is consummated, the Company shall, immediately thereafter, pay the reasonable out-of-pocket fees and expenses, up to a maximum amount of $10,000, incurred by the Purchasers in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom in its capacity as Purchasers' legal counsel.

          (c) Survival of Representations, Warranties and Covenants. The representations and warranties set forth herein shall survive the Closing until sixty days after the Company shall have delivered to the Purchaser the audited financial statements of the Company and its consolidated subsidiaries (if any) for the fiscal year ended June 30, 1997, certified by the Company's independent public accountants; provided that the representations and warranties shall survive such date to the extent written notice of any breach thereof is given on or prior to such date and representations and warranties relating to Taxes shall survive until a date which is six months after the expiration of the applicable statute of limitations. The covenants of the Company set forth herein shall endure for so long as the Purchaser shall continue as a stockholder of the Company or for such shorter period as may be specified herein.

          (d) Assignment and Binding Effect. Neither the Company nor the Purchaser shall assign all or any part of this Agreement without the prior written consent of the other; provided, however, that the Purchaser, without such prior written consent, may assign its rights hereunder to any entity or entities directly or indirectly controlled by, or under common control with, it; provided, further, that no such assignment shall relieve the Purchaser of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties pursuant to this paragraph.

          (e) Headings. Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

          (f) Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

          To the Company:  Nestor, Inc.
                           One Richmond Square
                           Providence, Rhode Island 02906
                           Attention:  Chief Executive Officer

          With copies to:  Baer Marks & Upham
                           805 Third Avenue
                           New York, NY 10022-7513
                           Attention:  Herbert S. Meeker, Esq.

                  To the   Wand (Nestor) Inc.
              Purchasers:  c/o Wand Partners Inc.
                           630 Fifth Avenue
                           Suite 2435
                           New York, New York  10111
                           Attention:  Bruce W. Schnitzer

          With a copy to:  Skadden, Arps, Slate,
                             Meagher & Flom
                           919 Third Avenue
                           New York, New York  10022-3897
                           Attention:  Nancy L. Henry, Esq.

          (g)  Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED
IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF
DELAWARE AS APPLIED TO CONTRACTS MADE AND TO BE PERFORMED
ENTIRELY IN THE STATE OF DELAWARE.

          (h)  Entire Agreement.  This Agreement, including the
Exhibits and Schedules hereto, sets forth the entire understanding and agreement of the parties hereto relating to the matters set forth herein and supersedes any and all other understandings, negotiations or agreements between the parties hereto relating to the matters set forth herein.

          (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

          (j) Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

          (k) Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

          (l) Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by all parties hereto.

          (m) Waiver. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

          (n) Specific Enforcement. The Purchaser and the Company acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                              NESTOR, INC.
                              By:  /s/ Simon Heifetz
                                 Name:  Simon Heifetz
                                 Title:  Vice Chairman

                              WAND/NESTOR INVESTMENTS L.P.
                              WAND/NESTOR INVESTMENTS II L.P.
                              WAND/NESTOR INVESTMENTS III L.P.

                              By:  WAND (NESTOR) INC.
                                  as General Partner

                              By:  /s/ Malcolm P. Appelbaum
                                 Name:  Malcolm P. Appelbaum
                                 Title:  Vice President

                                       [150339/2a]


                           SCHEDULE I



SECURITIES TO BE PURCHASED BY WAND/NESTOR INVESTMENTS L.P.

  Security                                   Purchase Price
  527 Shares of Series F Preferred Stock        $527,000
  (together with detachable Warrants to
  purchase 152.830 shares of Common Stock)



SECURITIES TO BE PURCHASED BY WAND/NESTOR INVESTMENTS II L.P.

  Security                                   Purchase Price
  72 Shares of Series F Preferred Stock          $72,000
  (together with detachable Warrants to
  purchase 20,880 shares of Common Stock)



SECURITIES TO BE PURCHASED BY WAND/NESTOR INVESTMENTS III L.P.

  Security                                   Purchase Price
  401 Shares of Series G Preferred Stock        $401,000
  (together with detachable Warrants to
  purchase 116,290 shares of Common Stock)


[The purchase of Series G Preferred Stock is subject to Wand
III's receipt of all regulatory approvals that it deems necessary or advisable, in its sole discretion.]
Securities to be Transferred By
Wand/Nestor Investments L.P. to Wand/Nestor Investments III L.P.

                         74,151    Shares of Company Common Stock
                         1,444     Shares of Series C Preferred
                         Stock
                         8,322     Shares of Series D Preferred
                         Stock
                         416,115   $.65 Warrants
                         291,281   $1.00 Warrants
                         4,161     $2.00 Warrants



Securities To Be Exchanged By
Wand/Nestor Investments L.P.

                         1,776     Shares of Series C Preferred
                         Stock for 1,776 Shares of Series H
                         Preferred Stock



Securities To Be Exchanged By Wand/Nestor Investments II L.P.

                         250  Shares of Series C Preferred Stock
                         for 250 shares of Series H Preferred
                         Stock



Securities To Be Exchanged By Wand/Nestor Investments III L.P.

                         1,444     Shares of Series C Preferred
                         Stock for 1,444 Shares of Series E
                         Preferred Stock

                         416,115   $.65 Warrants for 416,115
                         Revised $.65 Warrants

                         291,281   $1.00 Warrants for 291,281
                         Revised $1.00 Warrants





           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                    DISCLOSURE SCHEDULE 3(c)



                          CAPITAL STOCK

As of the date hereof, there are authorized 30,000,000 shares of Common Stock, par value $.01 per share, of which 7,844,908 shares are outstanding (excluding shares held in Treasury); and there are authorized 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which 452,064 shares of Series A Preferred Stock, 2,380,000 shares of Series B Preferred Stock, 3,470 shares of Series C Preferred Stock, and 210,549 shares of Series D Preferred Stock are outstanding.



                    RIGHTS, OPTIONS, WARRANTS

1. There are outstanding Incentive Stock Options to purchase 1,346,000 shares of the Company's common stock, which were issued pursuant to the Company's Incentive Stock Option Plan, expiring at various dates from 1996 through 2001.

2. There are outstanding 689,375 warrants to purchase shares of the Company's common stock at $3.00 per share, which were issued to purchasers of the Company's Series B Convertible Preferred Shares, expiring in February 1996 and August 1996. Schedules of such warrants are attached to this disclosure schedule 3(c).

3. There are outstanding warrants to purchase 105,275 shares of Common Stock of the Company at an exercise price of $2.00 per share, which warrants were acquired by purchases of Series D Preferred Stock.


4. There are outstanding 206,000 other warrants and non-qualified options to purchase Common Stock of the Company at prices ranging from $1.00 per share to $4.63 per share, expiring in 1996, 1997 and 1999, as more fully set forth below:











                     Number of    Expiration     Exercise
      Holder           Shares        Date          Price

Sam Albert                10,000    4/30/96           $4.625
Sam Albert                10,000    2/23/97            $1.20
David Fox                 68,000    5/1/99             $1.00
James D. Gerson           38,667    6/30/97            $1.20
Rodd Macklin               5,800    6/30/97            $1.20
One Hundred Pearl
Street Ltd.               71,533    6/30/97            $1.20
Hampshire
Securities Corp.           2,000    6/30/97            $1.20








           WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                       AT $3.00 PER SHARE
                   EXPIRING FEBRUARY 26, 1996


     FIRST      LAST                       CERT.    OUT-
                                            NO.   STANDING
     Edgar      Ansten & Marion Ansten,       61     5,000
     James A.   Balletta                      62     5,000
                Brodbeck Enterprises,Inc.     63    30,000
     Robert J.  Brodbeck                      64    10,000
     Stephen N. Bunzl                         66    25,000
     Robert     Carroll, M.D.                 67    10,000
     Bruce      Crystal                       68    10,000
     Paul M.    Dorman                        69     5,000
     Harry L.   Epstein                       70    10,000
     Paul       Euwer, Jr.                    71     5,000
     Ray T.     Hebert                        73    15,000
     Ernest     Henderson III, Trustee        74    12,500
     Ernest     Henderson III                 75    12,500
     Evan D.    Jennings II                   76    50,000
     Gerald H.  Lazarus and                   79    12,500
     Malcolm A. Litman,Trustee                80    10,000
     Albert F.  Rothwell                      81     5,000
     Robert A.  Seder                         82     5,000
     Carol      Share                                2,500
     Vernon     Taylor, Jr., Trustee          84    25,000
     Charles J. Tornetta                      85     5,000
     Guarantee  Trust Co., Trustee            86    25,000
     &
     Thomas &   Villareal                     87    20,000
     Mary
     Irving A.  Wechsler                      88    50,000
     John I.    Wechsler                      89    25,000
                                    TOTAL           390,000

           WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                       AT $3.00 PER SHARE
                    EXPIRING AUGUST 31, 1996


     FIRST       LAST                      CERT. NO.  OUTSTANDING
     Richard S.  Betts                            95       10,000
     Franklin G. Downing                         122       12,500
                 Dryad Corporation                98       10,000
     John J.     Giardino, Jr.                   100       12,500
     Alvin M.    Glick                           103       10,000
     Arthur A.   Glick                           104       12,500
     Martin L.   Goldberg                        105       20,000
     Jeffrey B.  Harvey, IRA                     107       40,000
     Jeffrey B.  Harvey                          108       10,000
     Jens F.     Hoeg                            110       17,500
     William L.  Kemper                          123        5,000
     Charles F.  Kreiner, Jr.                    111       12,500
     Donald D.   Kruczek                         112        9,375
     Thomas A.   Lombardo, Jr.                   113        5,000
     William J.  Magavern II                     124       10,000
     Floyd       Meyer                           114       12,500
     Thomas M.   Murdock, Jr.                    115       25,000
     Thomas M.   Murdock,Jr. ACF Lisa M.
                 Murdock                         116       12,500
     Thomas M.   Murdock,Jr. ACF Kathryn
                 L. Murdock                      117       12,500
     R. Donald   Prescott, Jr.                   119       15,000
     Michael A.  Smith & Sandra L. Smith         125        2,500
     Carlota     Smith                           120       10,000
     Gerald      Strobel                         127        5,000
     Gerald A.   Strobel ACF Gerald M
                 Strobel                         128        2,500
     Gerald A.   Strobel ACF Kristen M
                 Strobel                         129        2,500
     Gerald A.   Strobel ACF Lauren
                 Strobel                         130        2,500
                                     TOTAL                 299,375




           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                    DISCLOSURE SCHEDULE 3(d)


                 SUBSIDIARIES AND OTHER VENTURES



The Company has no subsidiaries.

The Company is the managing partner of a joint venture with Oliver, Wyman & Co., Inc., which is dormant.

           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                    DISCLOSURE SCHEDULE 3(i)


                   INDEBTEDNESS OF THE COMPANY



The Company has no indebtedness, secured or unsecured, in excess of $50,000 in any individual case or for which the Company has commitments on the date of this Agreement.



            SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                    DISCLOSURE SCHEDULE 3(j)


                      REAL PROPERTY LEASED





The Company leases offices and research and development facilities, consisting of approximately 10,000 square feet, located at One Richmond Square, Providence, Rhode Island 02906, for which the annual base rental is $159,044.

           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                  DISCLOSURE SCHEDULE 3(n)(iv)


                         TAX ASSESSMENTS



The Company has received a notice of deficiency in New York City
Rent Tax in the amount of $571.32. The Company maintains that this tax has been paid, and is disputing the notice of deficiency.

The Company is in arrears in payment of $4,390 of Rhode Island
Sales and Use Tax.

            SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                    DISCLOSURE SCHEDULE 3(o)


                     EMPLOYEE BENEFIT PLANS




The Company has instituted a defined-contribution pension plan under Section 401(k) of the Internal Revenue Code of 1986.



           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                    DISCLOSURE SCHEDULE 3(p)



ABSENCE OF SPECIFIED CHANGES FOR PERIOD FROM JUNE 30, 1995 TO THE
                           DATE HEREOF



(1) The Company has heretofore furnished the Purchaser with copies of the Company's Reports on Form 10-Q as filed with the Securities and Exchange Commission for the period ended September 30, 1995. Such Reports reflect operating losses of the Company with consequent reduction of the Company's net worth and working capital. The Company has continued to experience operating losses from the date of the last such Report to the date of this Securities Purchase and Exchange Agreement.

(2) On September 29, 1996, the Company close a public offering of units, each units consisting of one share of Series D Convertible Preferred Stock and one warrant to purchase one-half share of the Company's Common Stock. The sale of such units is reflected in the Company's unaudited financial statement as at September 30, 1995.

               On October 1995, the Company issued and delivered to Wand/Nestor Investments L.P. the securities described in a Cross Receipt between the Company and Wand/Nestor Investment L.P. dated October 5, 1995, in accordance with the terms of a First Amended and Restated Standy Financing Agreement dated as of June 30, 1995.

(3) There has been no change in accounting principles, methods or practices since June 30, 1993, except for
          (a) the presentation of revenues and expenses by product category and (b) accounting for the expense of
          (i) reduction in the exercise price of issued warrants and (ii) treating as an operating expense, and not a capital expense, the issuance of shares in connection with financing and the bargain-purchase value of warrants issued in connection with financings, upon their exercise.

(4)            The following amendments to the Company's
          Certificate of Incorporation have been filed:

               (a) On March 16, 1995, amending the Certificate of
          Designation relating to the Series C Senior Convertible
          Preferred Stock to increase the number of authorized shares to 3,500;

               (b) On June 9, 1995 amending the Certificate of
          Incorporation to increase the number of authorized shares of Common Stock to 30,000,000;
               (c) On August 9, 1995, a Certificate of
          Designation authorizing issuance of 3,000,000 shares of Series D Convertible Preferred Stock; and


               (d) On January 30, 1996, amending the Certificate of Designation relating to the Series D Convertible
          Preferred Stock reducing the authorized number of shares to 210,549.


(5) There has been no agreement or understanding to take any of the actions described in paragraph 3(p) of this Agreement.
           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                  DISCLOSURE SCHEDULE 3(s)(ii)


               COPYRIGHTS, PATENTS AND TRADEMARKS



The Company places copyright notices on its software and related documentation, as appropriate. The Company has not filed any application for copyright registration.

There is annexed to this Schedule 3(s)(ii) a list of patents, patent applications, trademark registrations, and trademark applications owned by the Company.



          NESTOR, INC. PATENTS AND PATENT APPLICATIONS


               DATE OF ISSUE            PATENT NO.
               United States
               December 26, 1995        5,479,574
               October 1, 1991          5,045,093
               September 18, 1990       4,958,375
               January 30, 1990         4,897,811
               July 26, 1988            4,760,604
               April 20, 1982           4,326,259
               March 9, 1982            4,319,331
               March 3, 1981            4,254,474
               August 23, 1977          4,044,243
               April 13, 1976           3,950,733
               Canada
               November 15, 1988        1,244,946
               March 26, 1985           1,184,661
               November 15, 1983        1,157,159
               November 7, 1978         1,042,109
               Netherlands
               February 19, 1985        176,313
               Mexico
               January 7, 1993          166,402
               January 25, 1985         151,653
               April 13, 1981           143,269
               Japan
               July 13, 1989            1,506,188
               July 14, 1987            1,389,124
               Germany
               January 8, 1981          2,524,734
               Great Britain
               March 30, 1977           1,457,338
               France
               July 27, 1981            7,705,803
               June 5, 1975             7,517,627
               Italy
               October 30, 1979         1,036,906
               Spain
               September 7, 1987        548,992
               November 10, 1981        500,677
               October 29, 1977         453,378
               September 13, 1977       453,377
               December 9, 1976         436,945
               Europe
               September 24, 1986       037,164
               September 9, 1993        0,328,861
               Switzerland
               November 24, 1980        620,307

                       PATENT APPLICATIONS

          DATE FILED                      SERIAL NO.

          Europe
          January 5, 1989                 89-100158.8 (allowed)
          February 5, 1986                86101452.0 (allowed)

          United States
          July 1, 1994                    08/269,848
           (Adaptive Classifier Having
            Multiple Subnetworks)

          Japan
          February 17, 1989               39180/1987
          January 19, 1989                1-10983/1989
          February 14, 1986               30604/1986





                 Nestor Trademark Registrations:

Country         Date Issued        Reg. No.   Trademark

United States   February 1, 1977   1,057,914  NESTOR
United States   January 24, 1985   1,384,074  NESTOR SYSTEM
Canada          May 8, 1987        327,283    NESTOR SYSTEM
France          July 22, 1985      1,317,788  NESTOR SYSTEM
Japan           August 19, 1987    1,980,597  NESTOR SYSTEM
Japan           June 24, 1988      2,054,809  NESTOR SYSTEM
Germany         May 23, 1986       1,091,726  NESTOR SYSTEM
United States   August 18, 1993    1,707,862  HUMAN HEAD DESIGN
United States   December 15, 1992  1,739,577  PENSHELL
United States   December 19, 1995  1,942,624  OMNITOOLS

Nestor Trademark Applications:

Country         Date Filed         Serial No. Trademark
United States   July 12, 1993      74/413,383 FDS
United States   Not Yet Filed                     PRISM
United States   June 13, 1995      74/689,201 N'Route
United States   November 3, 1995   75/015,599 OmniReader
United States   November 30, 1995             TrafficVision*


* Intent-to-use TM application. Received notification of receipt, but no serial number yet. Serial number assigned on canceled application fee check.


           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                  DISCLOSURE SCHEDULE 3(s)(iii)


MATERIAL AGREEMENTS, AND OTHER AGREEMENTS SINCE JANUARY 1, 1988,
 ALL RELATING TO RIGHTS TO USE OR PRACTICE INTELLECTUAL PROPERTY
                      RIGHTS OF THE COMPANY


There are annexed as part of this schedule two lists of individual license agreements and material agreements involving intellectual-property rights of the Company. The first list contains such agreements entered into between January 1, 1988 and August 1, 1994. (This list includes a number of agreements that may have expired or may otherwise not be financially material to the Company. They are nevertheless included here because they contain provisions regarding intellectual-property rights or obligations that survive termination.) The second list contains such agreements entered into between August 1, 1994 and the date of this Securities Purchase and Exchange Agreement.

In the earlier list, the individual license agreements are grouped as follows:

     NestorReader Reseller Agreements
     N'Route Beta Agreements
     Nestor Fraud-detection System (FDS) Licenses
     Ni1000 Chip Beta Agreements

License agreements entered into since January 1, 1988 do not include all single-user licenses granting the right to use, on a single personal computer, a single copy of application software incorporating any of the Company's intellectual property.



    LICENSE AGREEMENTS AND MATERIAL AGREEMENTS INVOLVING THE
 COMPANY'S INTELLECTUAL PROPERTY ENTERED INTO BETWEEN JANUARY 1,
                     1988 AND AUGUST 1, 1994


                      (SEE FOLLOWING PAGES)
                NestorReader Reseller Agreements

NestorReader License and Development Agreement:
Licensee                                     Date
Accu-Automation Corporation                  April 30, 1993
Almedica                                     May 29, 1992
Alliance Data Systems                        October 7, 1993
Cardiff Software                             December 13, 1991
CBIS                                         January 27, 1993
Datacap, Inc.                                May 27, 1992
Diamond Head Software, Inc.                  February 3, 1994
Digital Image Technologies Corp.             December 6, 1993
Document Access                              June 30, 1992
Document Management System                   October 23, 1993
Executive Technologies                       August 28, 1992
Handwriting Imaging Systems                  June 25, 1993
Hermes Precise Australia, Ltd.               October 6, 1993
ILC Holding                                  August 31, 1992
I. Levy & Associates, Inc.                   May 4, 1993
Interfax                                     June 25, 1992
Microsystems Technology, Inc.                September 4, 1992
Midcontinent Business Systems                August 18, 1992
MoneyFax                                     February 16, 1993
Optimum Solutions                            April 14, 1993
Pear Computing Systems, Ltd.                 July 26, 1993
Scan-Optics                                  May 27, 1992
Synergy Imaging Systems                      June 28, 1993
Team Consultants                             July 10, 1992
TIS                                          December 10, 1992
Trip Data                                    September 8, 1992
Westinghouse                                 December 24, 1991
WinDak Company                               September 24, 1993

NestorReader Software License Agreement:
Licensee                                     Date
Alta Technology Corporation                  February 16, 1994


              Fraud Detection System (FDS) Licenses

Agreement with Option to Use Under License:
Licensee                                     Date
Canadian Imperial Bank of Commerce           July 19, 1993
Mellon Bank                                  November 6, 1993

License Agreement:
Licensee                                     Date
Sligos S.A.                                  October 26, 1990

Supplemental License Agreement:
Licensee                                     Date
Sligos S.A.                                  September 9, 1991


                    Ni1000 Chip Beta Program

80160NC Beta Test Program Agreement:
Licensee                                     Date
AEG Electrocom
Alacron, Inc.                                July 7, 1993
Computer Sciences Innovations, Inc.          August 18, 1993
Elsag Bailey spa
Interactive Systems International            December 13, 1993
Lockheed Missiles and Space Co., Inc.
Martin Marietta Technologies, Inc.           August 31, 1993
Profold Imaging Systems
Ward Systems Group, Inc.                     March 8, 1994


   Material Agreements Involving Intellectual-Property Rights

Nestor, Inc. Development License Agreement:
Licensee                                     Date
Alta Technology Corporation                  December 11, 1990

License Agreement:
Licensee                                     Date
Atari Corporation                            November 27, 1990

Exclusive Field-of-Use Agreement:
Licensee                                     Date
BancTec, Inc.                                March 31, 1988

NestorWriter License and Development Agreement:
Licensee                                     Date
Click Technologies                           June 29, 1993

License Agreement:
Licensee                                     Date
CSK Corporation                              April 1, 1990

License Agreement For Product Development and Marketing:
Licensee                                     Date
Dassault Electronique                        March 18, 1991

License Agreement:
Licensee                                     Date
Digital Equipment Corporation                September 20, 1983

Settlement Agreement, Release and Waiver:
Licensee                                     Date
Digital Equipment Corporation                September 10, 1986

Software License Agreement:
Licensee                                     Date
E. I. duPont de Nemours and Company          December 21, 1988


Non-Exclusive Field-Of-Use Agreement:
Licensee                                     Date
General Electric Company                     December 30, 1988

Nestor, Inc. Development License Agreement:
Licensee                                     Date
Hema Systemknowhow                           March 15, 1990

Intel/Nestor License Agreement:
Licensee                                     Date
Intel Corporation                            October 15,1993

Exclusive Marketing Agreement:
Licensee                                     Date
Intel Corporation                            April 7, 1994

Confidential Settlement Agreement and Mutual Release
Licensee                                     Date
Intel Corporation                            April 7, 1994

Technology Development Agreement:
Licensee                                     Date
Intel Corporation                            May 1, 1990

Letter Agreement:
Licensee                                     Date
Intel Corporation                            April 30, 1992

Letter Agreement:
Licensee                                     Date
Intel Corporation                            August 24, 1993

NestorWriter License and Development Agreement:
Licensee                                     Date
JFK Associates, Inc.                         May 15, 1992

Nestor License and Development Agreement:
Licensee                                     Date
Kaiser Aluminum & Chemical Corp.             June 14, 1993

Software Development Agreement:
Licensee                                     Date
Lyonnaise des Eaux-Dumez                     October 30, 1990

License Agreement for Product Development and Marketing:
Licensee                                     Date
Lyonnaise des Eaux-Dumez                     October 30, 1990

Non-Exclusive Field-of-Use License Agreement:
Licensee                                     Date
Morgan Stanley & Co. Incorporated            June 21, 1988



Contract:
Licensee                                     Date
Office of Naval Research                     March 13, 1990

Contract:
Licensee                                     Date
Office of Naval Research                     August 26, 1993

NestorWriter License and Development Agreement:
Licensee                                     Date
Poqet Computer Corporation                   September 11, 1991

License Agreement:
Licensee                                     Date
Scenario, Inc.                               September 19, 1989

Nestor, Inc. Evaluation License Agreement:
Licensee                                     Date
Science Applications International Corp.     November 6, 1990

LICENSE AGREEMENTS AND MATERIAL AGREEMENTS INVOLVING THE PRACTICE
   OR USE OF THE COMPANY'S INTELLECTUAL PROPERTY ENTERED INTO
           BETWEEN AUGUST 1, 1994 AND THE DATE HEREOF

    Counter Party       Title of Agreement       Date

    Advantage           Nestor Software License  December 28, 1995
    Technologies, Inc.  Agreement
    Almedica            Addendum to NR License   December 28, 1995
                        and Development
                        Agreement of 1992
    Automated Business  Nestor Software License  June 30, 1995
    Solutions           Agreement (OmniTools)
    Bank One, Columbus  PRISM User License       January 12, 1996
    NA                  Agreement
    Datalex             NestorReader Software    February 24, 1995
                        License Agreement
    Diamond Head        Letter Amendment to      February 21, 1995
                        License Agreement
    Diamond Head        Letter Agreement         September 21, 1995
                        (adding N'Route)
    Diamond Head        Letter Agreement         November 1, 1995
                        (adding NR memories)
    Document Imaging    Letter Agreement
    Systems, Ltd.       (amending their company  September 27, 1995
                        name on the
                        NestorReader Software
                        License dated Oct. 23,
                        1993)
    Europay             Nestor Fraud Detection   September 21, 1994
                        System User License
    Europay             Memorandum of            May 5, 1995
                        Understanding
    GECC                PRISM Letter of          April 15, 1995
                        Understanding
    GISYS AB            Nestor Software License  July 27, 1995
                        Agreement (OmniTools)
    Kanishka Systems    NestorReader Software    February 24, 1995
    Pte. Ltd.           License Agreement
    Kanishka Systems    NestorReader Software    February 17, 1995
    Pte. Ltd.           License Agreement
    MetaFile            Nestor's Software        September 15, 1995
                        License Agreement
    MIMS                NR Software License      February 16, 1995
                        Agrmt(upgraded schedule
                        ans addendum)
    Pryor Knowledge     Nestor Software License  December 20, 1995
    Systems, Inc.       Agreement (Ni1000 and
                        NestorACCESS)
    Response Healthcare
    Information         Nestor Software License  January 8, 1996
    Management, Inc.    Agreement (OmniTools)
    Sligos, S.A.        Letter amendment to      December 20, 1994
                        License Agreement dated
                        10/26/90
    Texture             NestorReader Software    February 13, 1995
                        License and Letter
                        Amendment
    Traffic USA         Nestor Software License  August 11, 1995
    Software Corp.      Agreement (N'Route)
    VisionShape         NestorReader Software    April 4, 1995
                        License
    Wheb Systems        Nestor Software License  June 1, 1995
                        Agreement (OmniTools)
    Advanced Technology N'Route Beta Agreement   February 7, 1995
    Services
    Alphanumerics       N'Route Beta Agreement   February 21, 1995
    Avalon Technology   N'Route Beta Agreement   February 6, 1995
    Dun & Bradstreet    N'Route Beta Agreement   March 3, 1995
                        (and letter addendum)
    Foress Systems      N'Route Beta Agreement   February 7, 1995
    Gateway Group       N'Route Beta Agreement   February 21, 1995
    GSI                 N'Route Beta Agreement   February 7, 1995
    Hayes Computer      N'Route Beta Agreement   February 8, 1995
    System
    Judge Imaging       N'Route Beta Agreement   February 7, 1995
    Systems
    Kelar Corporation   N'Route Beta Agreement   February 3, 1995
    Lewan Associates    N'Route Beta Agreement   February 21, 1995
    Martin Marietta     N'Route Beta Agreement   January 31, 1995
    Naval Air Warfare   N'Route Beta Agreement   February 10, 1995
    Center
    RightFax            N'Route Beta Agreement   February 17, 1995
    STMS                N'Route Beta Agreement   March 3, 1995
    U. S. Government    N'Route Beta Agreement   February 1, 1995
    Vaughn Caudle       N'Route Beta Agreement   February 10,1995
    Assoc.

The following are N'Route Distributor Agreements:

    Advanced Technology Reseller Purchase and    February 21, 1995
    Services            License Agreement
    Avalon Technology   Reseller Purchase and    March 7, 1995
                        License Agreement
    Foress Systems      Reseller Purchase and    February 21, 1995
                        License Agreement
    Gateway Group       Reseller Purchase and    February 24, 1995
                        License Agreement
    Judge Imaging       Reseller Purchase and    February 28, 1995
    Systems             License Agreement
    Kelar Corporation   Reseller Purchase and    February 28, 1995
                        License Agreement
    Lewan Assoc.        Reseller Purchase and    February 21, 1995
                        License Agreement
    STMS                Reseller Purchase and    March 3,1995
                        License Agreement
    Synaxis             Reseller Purchase and    February 17, 1995
                        License Agreement



            SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                  DISCLOSURE SCHEDULE 3(s)(vi)


   INFRINGEMENT OF THE COMPANY'S INTELLECTUAL PROPERTY RIGHTS



In April of 1994, IBM Corporation disclosed at a conference held in San Francisco that IBM has under development a neural-network chip to be called the Zero Instruction Set Chip (ZISC), whose description on its face may imply infringement of one or more of the Company's patents.

The Company has concluded negotiations relating to a license to be granted to IBM Corporation with respect to use of the Company's technology in ZISC. The Company expects a definitive license agreement to be executed during January 1996.



           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                    DISCLOSURE SCHEDULE 3(u)


                       REGISTRATION RIGHTS



Reliance Insurance Company has the right to request two demand registrations of Common Stock of the Company owned by Reliance, and the Company shall use its best efforts if so requested to include such shares on a piggy-back basis in any offering, subject to the agreement of any underwriter.

Reich & Co., Inc. or its assignees have one demand registration right until June 30, 1997 with respect to the shares underlying warrants to purchase 118,000 shares of Common Stock of the Company at $1.20 per share, which warrants were issued to Reich in 1992 as Selling Agent for securities of the Company. Reich or its assignees have one piggy-back right in connection with the registration of the shares underlying the 575,000 Warrants that were included in the Units offered by Reich. The Company believes that this piggy-back right has been exhausted.

A majority of the Warrant holders who acquired (as part of Units) warrants to purchase 1,435,000 shares of Common Stock of the Company at $3.00 per share can demand one registration of the shares of Common Stock of the Company underlying their Warrants, subject to a delay of the lesser of six months after the effective date of any public offering of securities of the Company or nine months from the date of any request by an underwriter or prospective underwriter of such offering. As of the date hereof, there are 689,375 such warrants outstanding, of which 390,000 expire in February 1996 and the balance expire in August 1996.


Certain registration rights are granted to Wand/Nestor
Investments L.P., Wand/Nestor Investments II L.P., Wand Partners
L.P. and Hill & Partners pursuant to an Amended and Restated
Reigstration Rights Agreement dated as of October 5, 1995.

           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                    DISCLOSURE SCHEDULE 3(v)

 AGREEMENTS, OTHER THAN LICENSE AGREEMENTS, THAT ARE MATERIAL TO
                   THE BUSINESS OF THE COMPANY


All agreements listed in Schedules 3(j) and 3(s)(iii) are incorporated herein by reference.

In addition, the following agreements are material to the business of the Company:

Alta Technology
Corporation       Letter Agreement            February 16, 1994

Bank of America   Fraud Study Agreement       July 15, 1993

CSK Research
Institute         Distributorship Agreement   December 15, 1988

David Fox         Employment Agreement        July 1, 1989
                  AS AMENDED

EuroPay
International S.A.                            Fraud Study
Agreement         August 23, 1993

Peter Atwood      Employment Agreement        September 1, 1994

Alta Technology   Technology Development      December 20, 1994
Corporation       Subcontracts

Alta Technology   Amendment Letter to         January 5, 1995
Corporation       License Agreement dated
                  2/16/94

Calera Recognition                            Special Purpose Object
November 18, 1994
System, Inc.      Code/Integrated Software
                  Dist. License

Universal Systems N'Route Reseller Purchase   March 23, 1995
Inc.              and License Agreement

Verity, Inc.      OEM Software Development    November 10, 1994
                  and Run Time License
                  Agreement


           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                    DISCLOSURE SCHEDULE 3(u)


   OWNERSHIP INTEREST IN ANY COMPETITOR, SUPPLIER, CUSTOMER OR
                    FRANCHISEE OF THE COMPANY



None.

           SECURITIES PURCHASE AND EXCHANGE AGREEMENT
                    DISCLOSURE SCHEDULE 3(w)


   TRUE, CORRECT AND COMPLETE COPY OF COMPANY'S CERTIFICATE OF
             INCORPORATION, AS AMENDED, AND BY-LAWS



           SECURITIES PURCHASE AND EXCHANGE AGREEMENT


                            EXHIBIT I


                   CERTIFICATE OF DESIGNATION

           SECURITIES PURCHASE AND EXCHANGE AGREEMENT


                           EXHIBIT II


                         FORM OF WARRANT

           SECURITIES PURCHASE AND EXCHANGE AGREEMENT


                           EXHIBIT III


                  OPINION OF BAER MARKS & UPHAM